DOCID053137-0197-08316-NY01.2084227.2 8




                                                                 EXHIBIT 4.01


                          CALCULATION AGENCY AGREEMENT


                  AGREEMENT, dated as of May 2, 2001, between Lehman Brothers Holdings Inc. (the "Company") and Lehman Brothers Inc., as Calculation Agent.
                  WHEREAS, the Company has authorized the issuance of $20,000,000 aggregate principal amount of NASDAQ-100 INDEX(R) SUNSSM, 109% Minimum Redemption Stock Upside Note SecuritiesSM Due April 26, 2004 (the "Securities")*;
                  WHEREAS, the Securities will form a single series with the $30,000,000 aggregate principal amount of NASDAQ-100 INDEX(R) SUNSSM, 109% Minimum Redemption Stock Upside Note SecuritiesSM Due April 26, 2004 that the Company issued on April 26, 2001;
                  WHEREAS, the Securities will be issued under an Indenture Agreement dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the "Indenture"); and
                  WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;


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                 NOW THEREFORE, the Company and the Calculation Agent agree as follows:
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     1.  Appointment of Agent.  The Company hereby appoints Lehman Brothers Inc.
as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

     2. Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due at Stated Maturity of the Securities, the Calculation Agent shall determine such Maturity Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Capped Quarterly Returns for each Reset Period, (b) the determination of the Equity Return, (c) the determination of the Alternative Redemption Amount, (d) the Successor Index if publication of the Index is discontinued and (e) whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of any such adjustment or any such Successor Index, or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this
Section 2.

     3. Calculations. Any calculation or determination by the Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.

     4. Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

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     5. Terms and  Conditions.  The  Calculation  Agent accepts its  obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

(i) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

(ii) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

(iii)the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

(iv) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

(v) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

          6. Resignation; Removal; Successor. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has


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not  accepted its duties  within 90 days of the  Calculation  Agent's  notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

          (b) In case at any time the Calculation Agent shall resign, or shall be removed,or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

          (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall
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     be entitled to receive,  all moneys,  securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

          (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.


          7. Certain Definitions. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.


          8. Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.


          9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two New York Business Days), (a) in the case of the Company, to it at Three World Financial Center, New York, New York 10285 (facsimile: (212) 526-3774) (telephone: (212) 526-1936), Attention:

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     Legal  Counsel,  (b) in the case of the  Calculation  Agent,  to it at
     Three World Financial Center, 200 Vesey Street, New York, New York 10285-0600 (facsimile: (212) 526-2755) (telephone: (212) 526-0900),
     Attention: Equity Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile:
     (212) 657-3836) (telephone: (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

          10. Governing Law. This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

          11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

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                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                             LEHMAN BROTHERS HOLDINGS INC.



                                             By:      /s/ Oliver Budde
                                                    Name: Oliver Budde
                                                    Title: Vice President



                                            LEHMAN BROTHERS INC.,
                                            as Calculation Agent



                                            By:      /s/ Oliver Budde
                                                   Name: Oliver Budde
                                                   Title: Vice President

                                     ANNEX A



1.       The Index.
------------------

                  The Index is the Nasdaq-100 Index(R), as calculated by Nasdaq (the "Index").

2.       Determination of the Maturity Payment Amount.
-----------------------------------------------------

                  The Calculation Agent shall determine (i) the Capped Quarterly Returns for each of the twelve Reset Periods, (ii) the Equity Return and (iii) the amount payable at Stated Maturity for each $1,000 principal amount of Securities (the "Maturity Payment Amount").

                  The Maturity Payment Amount shall equal the greater of (a) $1,090 and (b) the Alternative Redemption Amount.

3.       Discontinuance of the Index.
------------------------------------

(a) If Nasdaq discontinues publication of the Index and Nasdaq or another entity publishes a successor or substitute index (the "Successor Index") that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index, then the Calculation Agent shall calculate the Capped Quarterly Returns for each Reset Period pursuant to Section 2 hereof by reference to the index level of such Successor Index at the Close of Trading on the NYSE, AMEX, Nasdaq or the relevant exchange or market for the Successor Index on the date that any Capped Quarterly Return is to be determined.

(b) Upon any selection by the Calculation Agent of a Successor Index, the Company shall promptly give notice to the holders of the Securities.

(c) If Nasdaq discontinues publication of the Index prior to, and such discontinuance is continuing on, the date that any Capped Quarterly Return is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then, on such date, the Calculation Agent shall determine the Capped Quarterly Return to be used in computing the Alternative Redemption Amount. The ending index level to be used in computing the Capped Quarterly Return shall be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the Closing Level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index on the primary organized U.S. exchange or trading system.

4.       Alteration of Method of Calculation.
--------------------------------------------

                  If at any time the method of calculating the Index or a Successor Index, or the ending index level to be used in computing the Capped Quarterly Return, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such
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Index does not, in the opinion of the Calculation  Agent,  fairly  represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the Close of Trading in New York City on the date that the ending index level to be used in computing the Capped Quarterly Return is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Capped Quarterly Returns, the Equity Return and the Alternative Redemption Amount with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a level of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

5.       Definitions.

                  Set forth below are the terms used in this Annex A to the Calculation Agency Agreement.

                  "AMEX" shall mean the American Stock Exchange.

                  "Alternative Redemption Amount" shall mean, with respect to each $1,000 principal amount of Securities, the sum of (i) $1,000 and (ii) the Equity Return.

                  "Business Day", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE or Nasdaq is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

                  "Calculation Agency Agreement" shall mean the Calculation Agency Agreement, dated as of May 2, 2001, between the Company and the Calculation Agent, as amended from time to time.

                  "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

                  "Capped Quarterly Return" for any Reset Period shall mean the lesser of:

                       (x)      ending index level - starting index level;  and
                                -----------------------------------------
                                             starting index level

                       (y)      9%,
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         where (i) the starting index level for the first Reset Period equals
         1953.28 and the starting index level on any Reset Date equals the ending index level for the Reset Period ending on that Reset Date and
         (ii) the ending index level for any Reset Period is the Closing Level on the Reset Date at the end of that Reset Period or, in the case of the last Reset Period, on the fifth Business Day prior to the Stated Maturity.

                  "Close of Trading" shall mean 4:00 p.m., New York City time.

                  "Closing Level" shall mean the last reported level of the Index or the Successor Index, as the case may be, at 4:00 p.m., New York City time, as reported by Nasdaq or the publisher of the Successor Index, as the case may be.

                  "Equity Return" shall mean the product of (i) $1,000 and (ii) the sum of the Capped Quarterly Returns for twelve Reset Periods.

                  "Index" shall mean the Nasdaq-100 Index(R), as calculated by Nasdaq.

                  "Market Disruption Event", on any day, shall mean any of the following events as determined by the Calculation Agent:

                  (i) A suspension, absence or material limitation of trading in 20% of more of the underlying stocks which then comprise the Index or any Successor Index, as the case may be, has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading on the primary organized U.S. exchange or trading system on which such stocks are traded or, in the case of a common stock not listed or quoted in the United States, on the primary exchange, trading system or market for that security. Limitations on trading during significant market fluctuations imposed pursuant to the rules of any primary organized U.S. exchange or trading system similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, trading system, or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent), may be considered material. Notwithstanding the first sentence of this paragraph, a Market Disruption Event for a security traded on a bulletin board means a suspension, absence or material limitation of trading of that security for more than two hours or during the one hour period preceding 4:00 p.m., New York City time.

                  (ii) A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading in options contracts related to the Index or any Successor Index, as the case may be, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which such options contracts are traded or otherwise.

                  (iii) Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or
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         during the one-half hour period
         preceding the Close of Trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Index or any Successor Index, as the case may be, or in respect of options contracts related to the Index or any Successor Index, as the case may be, in each case traded on any major U.S. exchange or trading system or in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market.

         For purposes of determining whether a Market Disruption Event has occurred:

                  (i) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

                  (ii) any suspension in trading in an options contract on the Index or any Successor Index, as the case may be, by a major securities exchange, trading system or market by reason of (a) a price change violating limits set by such securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, shall constitute a Market Disruption Event notwithstanding that the suspension or material limitation is less than two hours;

                  (iii) a suspension or material limitation on an exchange, trading system or in a market shall include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the Close of Trading on the relevant exchange, trading system or market but shall not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

                  (iv)     "Trading systems" include bulletin board services.

                  "Nasdaq" shall mean The Nasdaq Stock Market, Inc. "NYSE" shall mean the New York Stock Exchange.

                  "Payment Determination Date" shall mean the fifth Business Day prior to the Stated Maturity.

                  "Reset Dates" shall mean January 19, April 19, July 19 and October 19 of each year, beginning July 19, 2001, or if any such day is not a Business Day, the next Business Day.

                  "Reset Periods" shall mean the periods (i) from and including April 19, 2001 to and including the first Reset Date, (ii) from and including one Reset Date to and including the next succeeding Reset Date and (iii) from and including the last Reset Date to and including the fifth Business Day prior to the Stated Maturity.

                  "Stated Maturity" shall mean April 26, 2004, or (i) if April 26, 2004 is not a Business Day, the next Business Day, or (ii) if a Market Disruption Event occurs on April 26, 2004, the first Business Day after April 26, 2004 on which a Market Disruption Event does not occur.
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                  "Successor Index" shall mean such substitute index as the
Calculation Agent may select pursuant to the Calculation Agency Agreement upon discontinuance of the Index.